Chang G. Park, CPA, Ph. D.

( 2667 CAMINO DEL RIO S. PLAZA B ( SAN DIEGO ( CALIFORNIA 92108-3707(

( TELEPHONE (858)722-5953 ( FAX (858) 761-0341 ( FAX (858) 433-2979

( E-MAIL changgpark@gmail.com(

October 27, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of October 16, 2008 on the audited financial statements of Alarming Devices, Inc. as of August 31, 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

_____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board